Exhibit 5.1

Jodie Bourdet

T: +1 415 693 2054

jbourdet@cooley.com

May 18, 2021

Vera Therapeutics, Inc.

170 Harbor Way, 3rd Floor

South San Francisco, California 94080

Ladies and Gentlemen:

We have represented Vera Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 4,625,587 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Stock”), consisting of (i) 2,193,001 shares of Class A Stock issuable pursuant to the Company’s 2017 Equity Incentive Plan, as amended (the “2017 Plan”), (ii) 2,212,335 shares of Class A Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), and (iii) 220,251 shares of Class A Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (collectively with the 2017 Plan and the 2021 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda, opinions and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: +1 415 693 2000 f: +1 415 693 2222 cooley.com

May 18, 2021

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jodie Bourdet
Jodie Bourdet

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: +1 415 693 2000 f: +1 415 693 2222 cooley.com